EXHIBIT 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2003 EARNINGS

February 24, 2004, Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,804,000, or $.32 per share, on operating revenues of $26,568,000 for the fourth quarter of 2003. This compares to net income of $3,228,000, or $.22 per share, on operating revenues of $24,265,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that, as in recent quarters, the increase in earnings was attributable primarily to the continued growth in revenues and income of the Company’s Competitive Local Exchange Carrier (CLEC), a continued focus on cost containment across the organization, a decrease in net interest expense through the reduction of total debt outstanding by almost $23.6 million, or 45.9%, over the last two years, and improvements in Other Income as described in more detail below.

Mr. Brown explained that operating revenues increased $2,303,000, or 9.5%, in the 2003 fourth quarter versus fourth quarter 2002. The increase was principally the result of the aggressive pursuit of new customers through the Company’s CLEC operations as well as the continued expansion of enhanced services, such as Digital Subscriber Line (DSL), vertical features and high-capacity data lines.

Operating expenses for the fourth quarter of 2003 increased $874,000, or 4.7%, over the comparable prior year period. The lower percentage growth in operating expenses as compared to operating revenues reflects the Company’s continued efforts to contain costs. The fourth quarter of 2003 was impacted positively by decreases in labor costs as a result of the workforce reduction program implemented in the second quarter of 2003 as well as by a decrease in outsourced operational support system costs pursuant to a recently renegotiated contract that is expected to save the Company approximately $1,250,000 on an annualized basis. These positive developments were partially offset by significant increases in both pension expense and healthcare insurance premiums in 2003 over 2002. In addition, variable costs have increased at the Company’s CLEC in association with its revenue growth, and its depreciation expense has increased due to a higher investment in capital assets.

Other (Income) Expense improved $1,247,000 from the prior year period due primarily to the $16,349,000 prepayment of the Company’s Rural Telephone Bank (RTB) notes in the fourth quarter of 2002. As a result of the prepayment, the Company incurred during the fourth quarter of 2002 a non-cash pre-tax charge of $510,000 due to the accelerated amortization of related debt issuance costs. The prepayment also allowed the Company to convert during January of 2003 its RTB Class B stock into Class C stock (a class of stock eligible for cash dividends). The Company, which held the Class C stock for nine months of the RTB’s twelve-month fiscal year, received a pro-rated cash dividend of $601,000 in the fourth quarter of 2003. The significantly lower average debt balances outstanding during the fourth quarter of 2003 also resulted in a $269,000 decrease in interest expense over the prior year fourth quarter. These positive differences were partially offset by a decrease of $83,000 in equity income recorded from the Company’s limited partner interests in three cellular partnerships.

For the twelve-month period ended December 31, 2003, net income increased $2,499,000, or 20.6%, to $14,617,000 from $12,118,000 in 2002 and earnings per share for the full year 2003 were $.97 as compared to $.81 in 2002. The Company’s 2003 full year operating revenues increased $10,535,000, or 11.2%, from 2002. In addition to the factors described above in the fourth quarter analysis, the increase in 2003 full year revenues was also positively impacted by $427,000 in final inter-carrier settlement adjustments recorded in the second quarter of 2003 and by the fact that 2002 results included approximately $700,000 in charges recorded as a result of carrier bankruptcies.

Operating expenses for the twelve-month period ended December 31, 2003, increased $10,029,000, or 14.1%, from the comparable period in 2002. In addition to the factors described above in the fourth quarter analysis, operating expenses for 2003 were also impacted by $2,725,000 in charges associated with a workforce reduction program at the Company’s Incumbent Local Exchange Carrier, North Pittsburgh Telephone Company. The majority ($2,659,000) of these costs were recorded in the second quarter of 2003, with the remaining $66,000 recorded in the third quarter of 2003. Excluding the workforce reduction charges, operating expense for the 2003 full year would have increased by $7,304,000, or 10.3%.

Other (Income) Expense for the 2003 full year improved $3,728,000 from 2002. As mentioned above in the fourth quarter analysis, 2002 results were negatively impacted by a $510,000 charge due to the accelerated amortization of debt issuance costs and 2003 results were positively impacted by the receipt of a $601,000 cash dividend on the Company’s RTB Class C stock investment. Full year 2003 results were also positively impacted by a $1,284,000 reduction in interest expense associated with the significant decrease in average debt outstanding as well as an increase of $229,000 in equity income recorded from the Company’s limited partner interests in three cellular partnerships. In addition, the prior year included $1,220,000 of costs expended by the Company in exploring strategic alternatives and business arrangements.

Mr. Brown reported that he was very pleased with the continued performance of the Company, especially in light of the rapid changes and challenges that have confronted the telecommunications sector over the past several years. He stated that, while operating in a very difficult environment, the Company was able to achieve not only an 11.2% growth in revenue but also a 20.6% increase in net income. In addition, by decreasing total debt outstanding by $3,085,000 and increasing its cash position by $9,782,000 during 2003, the Company was able to continue to enhance its overall financial strength and flexibility. Mr. Brown reported that as of December 31, 2003, the Company had 49,446 CLEC access line equivalents installed. As of that date, the Company had 10,029 DSL lines sold across all subsidiaries. CLEC access lines equivalents and consolidated DSL lines have grown 55% and 34%, respectively, over the twelve months of 2003.

Mr. Brown pointed out that the Company was able to achieve these strong results by remaining focused and executing upon its core strengths, which include a robust network, the ability to provide advanced broadband capabilities to over 99% of its customers, a strong market presence with nearly a 100 year history and a continued focus on customer service and quality of service. He stated that when customers in Western Pennsylvania look for a communications provider, their high expectations should be met by a company that has a strong local presence, displays a commitment to quality and shares in its customers’ vested interests in the success of their respective businesses and prosperities of their communities. As for the early stages of 2004, Mr. Brown said he was pleased to report that developments continued to be positive, with contracts in the Company’s CLEC edge-out territories having been signed with ten school districts representing approximately 4,400 access line equivalents, the largest of which was the Board of Public Education of the School District of Pittsburgh, which encompasses approximately 135 sites. Cut-over dates for the school districts are expected in July of 2004. In addition, a key contract has been signed with Butler Memorial Health System, the twelfth Western Pennsylvania health care facility in the Company’s edge-out territories to purchase network and/or broadband services from the Company. Mr. Brown concluded his remarks by saying that he is proud of what the Company is accomplishing by remaining focused and on course.

North Pittsburgh Systems, Inc. has total assets of $151 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 74,900 access lines in its franchised local exchange territory and 49,446 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited – Results for the Three Months Ended December 31, 2003 and 2002)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003	2002
Total operating revenues	$26,568	$24,265	$104,191	$93,656

Total operating expenses	19,308	18,434	80,938	70,909

Net operating income	7,260	5,831	23,253	22,747

Other (income) expense, net	(915)	332	(1,618)	2,110

Income before income taxes	8,175	5,499	24,871	20,637

Provision for income taxes	3,371	2,271	10,254	8,519

Net income	$4,804	$3,228	$14,617	$12,118

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.32	$.22	$.97	$.81

Dividends per share	$.17	$.17	$.68	$.68

	Dec. 31 2003	Dec. 31 2002
Cash and temporary investments	$32,026	$22,244
Total assets	150,625	150,403
Total debt	27,767	30,852
Total shareholders’ equity	79,152	74,892